Exhibit 10.15

Privileged & Confidential

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) dated as of April 5, 2010 and effective as of the Emergence Date (as defined below), is made by and between Hawaiian Telcom Holdco, Inc. (together with any successor thereto, the “Company”) and Eric K. Yeaman (the “Executive”).

RECITALS

A.            The Company and the Executive are parties to an Employment Agreement dated May 9, 2008 and effective June 16, 2008 pursuant to which the Executive serves as President and Chief Executive Officer of the Company (the “Prior Agreement”); and

B.            The Company and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.             Certain Definitions.

(a)           “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b)           “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)            the Executive’s failure to follow a legal order of the Board, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of written notice;

(ii)           Executive’s gross or willful misconduct in the performance of duties that causes or is reasonably likely to cause damage to the Company;

(iii)          Executive’s conviction of a felony or crime involving material dishonesty or moral turpitude;

(iv)          Executive’s fraud or personal dishonesty involving the Company’s assets; or

(v)           the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

(e)           “Change in Control” shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, that the transaction or event described in this subsection constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(f)            “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(g)           “Company” shall have the meaning set forth in the preamble hereto.

(h)           “Compensation Committee” means the Compensation Committee of the Board.

(i)            “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(j)            “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Executive and acceptable to the Company or the Company’s legal representative (such agreement as to acceptability not to be withheld unreasonably).  A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(k)           “Executive” shall have the meaning set forth in the preamble hereto.

(l)            “Executive Bonus Plan” shall have the meaning set forth in Section 3(b).

(m)          (i)            The Executive shall have “Good Reason” to resign his employment during the six month period which follows the occurrence of any of the following:

(A)          failure of the Company to continue the Executive in the position of President and Chief Executive Officer;

(B)           a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(C)           the Company’s material breach of this Agreement;

(D)          the relocation of the Executive’s principal office, without his consent, to a location that is in excess of 100 miles from Honolulu, Hawaii; or

(E)           failure of the Company to make any material payment or provide any material benefit in accordance with this Agreement.

(ii)           The Executive may not resign his employment for Good Reason unless:

(A)          the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason); and

(B)           the Company has not remedied the alleged violation(s) within the 30-day period.

(n)           “Inventions” shall have the meaning set forth in Section 8.

(o)           “Notice of Termination” shall have the meaning set forth in Section 4(b).

(p)           “Term” shall have the meaning set forth in Section 2(b).

2.             Employment.

(a)           The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the effective date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Emergence Date”) and ending on the fourth anniversary thereof, unless earlier terminated as provided in Section 4.  The employment term hereunder may be extended by the written request of the Company no later than ninety (90) days prior to the expiration of the Initial Term (any such extension period when combined with the Initial Term shall be referred to herein as the “Term”).

(c)           Position and Duties.

(i)            The Executive shall serve as President and Chief Executive Officer of the Company and those subsidiaries of the Company set forth on Exhibit A hereto and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority, as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report to the Board.  The Executive shall devote his full working time, attention and efforts to the business and affairs of the Company and its subsidiaries.  The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities to the Company.  The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

(ii)           As of the Emergence Date, the Company shall cause the Executive to be appointed or elected (if not already so appointed or elected) to the Board and the boards of directors of those subsidiaries of the Company set forth on Exhibit A hereto.  During the Term, the Board shall propose the Executive for re-election to the Board, subject to the limitations of applicable law.

3.             Compensation and Related Matters.

(a)           Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $696,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any increase as determined at least annually by the Compensation Committee in its sole discretion (the “Annual Base Salary”). Annual Base Salary may be increased, but not decreased, from time to time by the Board.

(b)           Annual Performance Bonus.  During the Term, the Executive will participate in an annual performance-based bonus plan (“Executive Bonus Plan”) established by the Compensation Committee at a target and maximum level of 100% of the Executive’s Annual Base Salary paid in the applicable year (“Target Level”).  Such bonus (the “Annual Bonus”) shall be payable at such time as bonuses are paid to other senior executive officers who participate therein.  The actual amount, if any, of such Annual Bonus for each such calendar year shall be determined based upon the Company’s attainment of reasonable performance goals approved by the Board in its sole discretion.  Each such Annual Bonus shall be payable on such date as is determined by the Board after the Board determines that the performance goals have been met; provided that such bonus payment date shall be in the calendar year following the calendar year to which the Annual Bonus relates (but in no event later than March 31 of such following calendar year).  Notwithstanding any other provision of this Section 3(b), no bonus shall be payable pursuant to this Section 3(b) unless the Executive remains continuously employed with the Company through the applicable bonus payment date or his employment has been terminated after the close of the applicable calendar year pursuant to Sections 4(a)(i), (ii), (iv), or (v).

(c)           One-Time Bonus.  Within thirty (30) days following the Emergence Date, the Executive shall receive from the Company a one-time cash bonus in an amount equal to $600,000, subject to applicable withholding taxes.  The foregoing one-time bonus payment shall not have any impact on any other compensation payable to the Executive by the Company hereunder and shall not result in the offset of any amount otherwise payable as an Annual Bonus hereunder.  In partial consideration for the one-time bonus payment granted pursuant to this Section 3(c),  the Executive hereby acknowledges that the change in ownership of the Company as a result of the Company entering into and emerging from Chapter 11 bankruptcy proceedings did not and will not constitute a “Change in Control” or “Exit Event,” and did not and will not alone entitle the Executive to a “Realization Bonus” (each, as defined in the Prior Agreement) pursuant to the provisions of Section 3(c) of the Prior Agreement.

(d)           Equity Awards.

(i)            Time-Based Award.  Within thirty (30) days following the Emergence Date, the Company shall grant the Executive restricted stock units (“RSUs”) relating to the Common Stock valued at $1.2 million (or 0.8% of the Company’s outstanding Common Stock on a fully diluted basis) as of the Emergence Date, which shall become vested in equal annual installments on each of the first, second, third and fourth anniversaries of the Emergence Date, subject to the Executive’s continued employment with the Company on each applicable vesting date, except as provided in Section 3(d)(iii) (the “Time-Based RSUs”).

(ii)           Performance-Based Award.  Within thirty (30) days following the Emergence Date, the Company shall grant the Executive RSUs in the Common Stock valued at $1.2 million (or 0.8% of the Company’s outstanding Common Stock on a fully diluted basis) as of the Emergence Date, which shall become vested based on the achievement of performance goals to be established each year by the Compensation Committee in its reasonable, good-faith discretion in consultation with the Executive, subject to the Executive’s continued employment with the Company on each applicable vesting date, except as provided in Section 3(d)(iii) (the “Performance-Based RSUs”).  Shares of Common Stock delivered in respect of vested Performance-Based RSUs shall be subject to transfer restrictions, which shall lapse in equal annual installments on each of the first three anniversaries of the date on which such Performance-Based RSUs became vested, except as provided in Section 3(d)(iii).

(iii)          Accelerated Vesting of Awards.

(A)          Without Cause; Good Reason; Death or Disability.  Subject to the provisions of Section 3(d)(iii)(B) hereof, upon a termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or as a result of the Executive’s death or Disability (I) the outstanding and unvested Time-Based RSUs scheduled to become vested on the anniversary of the Emergence Date next following the date of termination shall become fully vested, to the extent not already vested due to a Change in Control pursuant to Section 3(d)(iii)(B) hereof, as of the date of termination, and (II) the outstanding and unvested Performance-Based RSUs scheduled to become vested on the vesting date next following the date of termination shall remain outstanding and shall vest (and all transfer restrictions thereon shall lapse, including transfer restrictions on the shares of Common Stock previously issued upon vesting of such RSUs) or be forfeited based on actual performance (provided that upon a termination of employment due to death or Disability, Performance-Based RSUs shall vest on the same basis as Time-Based RSUs as provided in Section 3(d)(iii)(A)(I), along with the lapsing of any applicable transfer restrictions (including transfer restrictions on the shares of Common Stock previously issued upon vesting of such RSUs).

(B)           Change in Control.  Upon the occurrence of a Change in Control while the Executive is employed by the Company, (I) unvested Performance-Based RSUs shall become fully vested, subject to the achievement of transaction performance metrics set by the Compensation Committee, and all transfer restrictions thereon shall lapse (including transfer restrictions on the shares of Common Stock previously issued upon vesting of such RSUs), and (II) a pro rata portion of the unvested Time-Based RSUs shall become vested in an amount equal to (x) the number of Time-Based RSUs scheduled to vest in the annual installment for the year in which the Change in Control occurs, multiplied by (y) the ratio, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the Emergence Date (or the Emergence Date, if the Change in Control occurs less than one year following the Emergence Date) to the date of the Change in Control and the denominator of which is 365.  Any unvested Time-Based RSUs remaining outstanding upon a Change in Control (after taking into account the provisions of

Section 3(d)(iii)(B)(II)) shall be immediately forfeited upon the Change in Control.

(iv)          Payment of Awards.  Shares of Common Stock underlying vested RSUs shall be delivered to the Executive within thirty (30) days following the applicable vesting date.

(v)           Forfeiture.  Unvested RSUs (determined after any acceleration as provided in Section 3(d)(iii)) generally shall be forfeited upon a termination of employment for any reason.

(vi)          Award Agreements.  The Time-Based RSUs and the Performance-Based RSUs shall be granted under an equity plan adopted by the Company and shall be evidenced by the Company’s standard form of award agreement for such equity awards; provided that the terms and conditions applicable to such RSUs shall be consistent with the provisions of this Section 3(d), shall not contain restrictive covenant provisions or forfeiture or similar conditions that are broader or more restrictive than the provisions contained in this Agreement, and shall otherwise be no less favorable than the terms and conditions of similar equity awards granted to the other most senior executive officers of the Company.

(e)           Benefits.  The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position, including without limitation health insurance and retirement programs.

(f)            Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(g)           Vacation.  During the Term, the Executive shall be entitled to five weeks paid vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.  Paid vacation for a calendar year that has not been taken by Executive during such calendar year shall carry over to any subsequent period up to a maximum accumulated ten weeks.

4.             Termination.

The Executive’s employment hereunder may be terminated by the Board or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)           Circumstances.

(i)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If the Executive has incurred a Disability, the Board may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)          Termination for Cause. The Board may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause.  The Board may terminate the Executive’s employment without Cause.

(v)           Resignation for Good Reason.  The Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(b)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)           Company Obligations upon Termination.  Subject to Section 5, upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive, within 30 days following the Date of Termination (or such earlier time as may be required by applicable law), a lump-sum cash payment in an amount equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any Annual Bonus if declared or earned but not yet paid for a completed calendar year, any expenses owed to the Executive, and any accrued vacation pay owed to the Executive.  In addition, the Executive shall be entitled to any and all amounts and benefits arising from the Executive’s participation in the employee benefit plans, programs or arrangements of the Company, which amounts and benefits shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.             Severance Payments.

(a)           Termination due to death, Disability, for Cause or resignation without Good Reason.  If the Executive’s employment shall terminate pursuant to Sections 4(a)(i), (ii), (iii) or (vi), the Executive shall not be entitled to any severance payment or benefits (other than as expressly provided for herein (including under Sections 3(d)(iii) and 4(c))).

(b)           Termination without Cause or resignation for Good Reason.  If the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(a)(iv) or the Executive resigns his employment for Good Reason pursuant to Section 4(a)(v), the Company shall, so long as Executive executes and does not revoke a general release in the Company’s customary form (the “Release”), pay the Executive a lump-sum cash payment in an amount equal to two times the sum of the Executive’s Annual Base Salary and his Target Level Annual Bonus.  Additionally, if the Executive is employed on the last day of the calendar year and his employment is terminated by the Company without Cause pursuant to Section 4(a)(iv) or the Executive resigns his employment for Good Reason pursuant to Section 4(a)(v) following such date but before the date of payment of the Annual Bonus and the Executive has not yet been paid his Annual Bonus, the Executive’s earned but not yet paid Annual Bonus shall be added to the lump-sum cash payment described in the preceding sentence.  Subject to the provisions of Section 5(c) and 20(b), the foregoing payments described in this Section 5(b) will be made within 30 days following the Date of Termination, but following the expiration of Executive’s period to revoke the Release.  In addition to the foregoing, the Executive shall retain the right to the benefits conferred under Section 3(d)(iii).

(c)           Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations.  If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under

Section 409A of the Code) or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 5(c) shall be paid in cash in a lump-sum to the Executive (together with interest for the period such payments are deferred pursuant to this Section 5(c), with such interest to accrue at the prime rate in effect at Citibank, N.A. at the time of the separation from service), and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(d)           Survival.  The expiration or termination of the term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(e)           Mitigation.  The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not result in the offset of any obligations of the Company to the Executive hereunder.

6.             Competition.

(a)           The Executive shall not, at any time during the Executive’s employment with the Company or during the 24-month period following the later of the expiration of the Term or the Date of Termination, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by the Company whose financial results are material to the Company anywhere in the United States provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.  Nothing herein shall prevent the Executive from engaging in any activity with, or holding any financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that competes with the Company.

(b)           During the Executive’s employment with the Company and for the 24-month period following the later of the expiration of the Term or the Date of Termination, the Executive will not, except in the performance of his duties for the Company, and will not knowingly permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the

Company, or establish any relationship with the Executive or any of his affiliates for any business purpose that is prohibited by subsection (a) above.  Nothing herein shall prevent the Executive from serving as a reference.

(c)           In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)           As used in this Section 6, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries whose financial results are material to the Company.

7.             Nondisclosure of Proprietary Information.

(a)           Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)           Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes that are in his possession, custody or control.  The Executive shall be permitted to retain his rolodex (and similar address and telephone directories).

(c)           The Executive may respond to a lawful and valid subpoena or other legal process but shall:  (i) give the Company the earliest reasonably possible notice thereof, (ii)

as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and (iii) reasonably assist (the “Assistance”) such counsel in resisting or otherwise responding to such process.  The Company shall reimburse the Executive for all reasonable expenses he incurs in providing such Assistance.  Notwithstanding Section 7(a), the Executive may use or disclose information that is public knowledge.

(d)           As used in this Section 7, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

8.             Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.             Non-Disparagement.

The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.  The Company agrees to instruct its executives and the members of its Board not to disparage the Executive, either orally or in writing, at any time.  The foregoing provisions of this Section 9 shall not preclude any party from giving truthful testimony in any proceeding or otherwise complying with applicable law.

10.          Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7, 8 and 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

11.          Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all of the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates, provided said successor entity assumes all of the obligations of the Company hereunder.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.          Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

13.          Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, overnight courier service or certified or registered mail, postage prepaid, as follows:

(a)           If to the Company:

Hawaiian Telcom Holdco, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813
Attention: General Counsel
Fax: 808-546-8982

and a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Paul M. Basta
Fax:  212.446.6460

(b)           If to the Executive:

Eric K. Yeaman
c/o Hawaiian Telcom Holdco, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813

or at any other address as any party shall have specified by notice in writing to the other party.

14.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.          Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the Prior Agreement).  The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that, except as required by applicable law, no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.          Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.          No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.          Construction.

This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each

“without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.          Arbitration.

In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive’s employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration before a single arbitrator in New York, New York to be administered by JAMS in accordance with its rules then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.  The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above.  Within 20 days of the closure of the arbitration record, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.

20.          Code Section 409A.

(a)           The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement to both parties and/or (b) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

(b)           To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a Release, the Executive shall forfeit all rights to such payments and benefits unless such Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive’s termination of employment.  If the Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)            To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Section 409A of the Code, then such payment or benefit shall commence upon the first business day immediately following the date that the Release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and all payments made thereafter shall continue as provided herein.

(ii)           To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and all payments made thereafter shall continue as provided herein.

(c)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

21.          Code Section 280G.

(a)           If any payment or benefit (all such payments and benefits, being hereinafter called “Total Payments”) received or to be the received by the Executive in connection with a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2)(A)(i) of the Code) (whether pursuant to the terms hereof or otherwise) (a “280G Event”) would not be wholly deductible by the

Company or other person making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such arrangement), (i) any cash portion of the Total Payments shall first be reduced (if necessary, to zero), and (ii) all other non-cash Total Payments shall next be reduced (if necessary, to zero).

(b)           The limitation of Section 21(a) shall not apply to limit the Total Payments if (i) such payments or benefits, or portion thereof which would cause any of the Total Payments to be subject to disallowance of deductions under Section 280G of the Code absent stockholder approval are approved by the stockholders of the Company in a manner which satisfies the requirements of Code Section 280G(b)(5)(B); or (ii) immediately prior to the consummation of the 280G Event, any stock of the Company is “readily tradable on an established securities market or otherwise” (within the meaning of Section 280G(5)(A)(ii)(I)) or the requirements of Section 280G(5)(A)(ii)(I) are otherwise not met.

(c)           The Company agrees that, unless the condition of Section 21(b)(ii) is satisfied, it will submit to the stockholders of the Company for a separate vote a proposal to approve, in compliance with the requirements of Section 280G(b)(5)(B) of the Code, the Executive’s conditional right to receive the portion of the Total Payments otherwise subject to reduction under Section 21(a).  Without limiting the foregoing, the Company shall recommend to all holders of voting stock that such approval be granted; provided that if the Company breaches this Section 21(c), then Sections 21(a) and (b) shall be null and void.  For the avoidance of doubt, if the Company does not breach this Section 21(c), but the Executive’s conditional right to receive the portion of the Total Payments otherwise subject to reduction under Section 21(a) is rejected by the stockholders, then Sections 21(a) and (b) shall continue to apply in full force and effect.

22.          Validity; Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

23.          Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the

Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24.          Sole Employment Agreement.

The Executive acknowledges and agrees that he has taken all actions required under the terms of any prior employment in order to terminate that employment and that the provisions contained in that employment agreement, if any, do not bind the Company.

25.          Indemnification and Insurance.

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of New York, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 25)).  The provisions of this Section 25 shall survive any termination of Executive’s employment or any termination of this Agreement.

26.          Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

Hawaiian Telcom Holdco, Inc.

By:	/s/ Walter A. Dods, Jr.
Name: Walter A. Dods, Jr.
Title: Director

EXECUTIVE

/s/ Eric K. Yeaman
Eric K. Yeaman

Employment Agreement Signature Page

EXHIBIT A

Hawaiian Telcom Communications Inc.

Hawaiian Telcom, Inc.

Hawaiian Telcom Services Company, Inc.

Hawaiian Telcom Insurance Company, Incorporated

A-1